NL REPORTS FOURTH QUARTER RESULTS

DALLAS, TEXAS – March 12, 2008 - NL Industries, Inc. (NYSE:NL) today reported  net income of $10 million, or $.21 per diluted share, in the fourth quarter of 2007 compared to net income of $13.6 million, or $.28 per diluted share, in the fourth quarter of 2006.  For the full year 2007, NL reported a net loss of $1.7 million, or $.04 per diluted share, compared to net income of $26.1 million, or $.54 per diluted share, for 2006.

Component products sales decreased 4% in the fourth quarter of 2007 as compared to the fourth quarter of 2006, and decreased 7% in 2007 compared to 2006.  The decreases were primarily due to lower sales of certain products to the office furniture market where Asian competitors have established selling prices at a level below which CompX considers would return a minimal margin as well as lower order rates from many customers due to general economic conditions, offset in part by the effect of sales price increases for certain products to mitigate the effect of higher raw material costs.  Component products income from operations decreased 66% in the fourth quarter 2007 compared to the fourth quarter 2006 and decreased 25% in 2007 compared to 2006 as the unfavorable effects of lower sales volume, higher raw material costs and approximately $2.7 million of facility consolidation expenses more than offset the favorable effects of a change in product mix and our ongoing focus on reducing costs and improving efficiency.  Component products income from operations comparisons were also negatively impacted by relative changes in foreign currency exchange rates, which decreased income from operations by $1.2 million for the quarter and $2.4 million for the year.

Kronos’ net sales of $310.4 million in the fourth quarter of 2007 were $12.0 million, or 4%, higher than in the fourth quarter of 2006.  Net sales of $1.3 billion for the full year 2007 were $30.9 million, or 2%, higher than the full year 2006.  Kronos’ net sales increased as the favorable effect of fluctuations in foreign currency exchange rates, which increased sales by approximately $21 million for the quarter and $65 million for the year, and higher TiO2 sales volumes more than offset the unfavorable effect of lower average TiO2 selling prices.  Kronos’ average TiO2 selling prices in the fourth quarter of 2007 were 5% lower than the fourth quarter of 2006, and average prices were 4% lower for the year.  Kronos' TiO2 sales volumes in the fourth quarter of 2007 increased 2% as compared to the fourth quarter of 2006, with higher volumes in United States and export markets during the quarter.  Sales volumes were 1% higher for the full year, as higher volumes in European and export markets were partially offset by lower volumes in North America.  Kronos’ TiO2 sales volumes in 2007 were a new record for Kronos. The table at the end of this release shows the impact of each of these items on Kronos’ sales.

Kronos’ income from operations for the fourth quarter of 2007 declined by 73% to $10.0 million compared to the same period in 2006 and declined by 41% to $84.9 million for the full year 2007 compared to 2006.   The decreases in Kronos’ income from operations were due primarily to lower average TiO2 selling prices, lower production volumes and higher manufacturing costs, partially offset by the favorable effect of higher TiO2 sales volumes.  Kronos’ TiO2 production volumes were 6% lower in the fourth quarter of 2007 as compared to the fourth quarter of 2006, and were 1% lower for the year.  Kronos’ income from operations comparisons were also impacted by fluctuations in foreign currency exchange rates, which decreased Kronos’ income from operations by approximately $7 million for the quarter and $4 million for the year.

Kronos’ provision for income taxes in 2007 includes (i) a non-cash charge of $90.8 million (NL’s equity interest was $21 million after tax or $.43 per diluted share) primarily related to the reduction in Kronos’ net deferred income tax asset in Germany resulting from the enactment of legislation reducing the income tax rates, (ii) a non-cash charge of $8.7 million (NL’s equity interest was $2 million, or $.04 per diluted share, net of tax benefit) related to the adjustment of certain tax attributes of its German subsidiary, and (iii) a non-cash income tax benefit of $2.0 million due to a net decrease in its reserve for uncertain tax positions.

In 2006, Kronos recognized an aggregate $34.9 million net income tax benefit (NL’s equity interest was $8.1 million after tax, or $.17 per diluted share) related to the net effects of the withdrawal of certain income tax assessments previously made by the Belgian and Norwegian tax authorities, the favorable resolution of certain income tax audit issues related to Kronos’ German and Belgian operations, the unfavorable resolution of certain other income tax issues related to the German operations, an increase in Kronos’ income tax contingency reserve principally related to ongoing income tax audits in Germany and the enactment of a reduction in the Canadian federal income tax rate.

Securities transactions gains in 2007 relate principally to a $22.7 million pre-tax gain ($14.7 million, or $.30 per diluted share, net of income taxes) recognized from the sale of 800,000 shares of TIMET common stock.  Insurance recoveries relate to amounts we received from certain of our insurance carriers in settlement of claims for certain environmental, indemnity and past litigation defense costs incurred by us.  These recoveries aggregated $5.6 million ($3.7 million, or $.08 per diluted share, net of income taxes) in 2007 and $7.7 million ($5.0 million, or $.10 per diluted share, net of income taxes) in 2006.  Corporate expenses were $4.7 million higher in the fourth quarter of 2007 compared to the same period in 2006 and were $7.1 million higher in 2007 compared to 2006 due mainly to higher litigation and related expenses.

Our income tax benefit in 2007 includes income of $1.3 million ($.03 per diluted share) due to a reduction in our reserve for uncertain tax positions.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for the Company’s products,
•	The extent of the dependence of the Company’s businesses on certain market sectors,
•	The cyclicality of certain of the Company's businesses,
•	The impact of certain long-term contracts on certain of the Company's businesses,
•	Customer inventory levels,
•	Changes in raw material and other operating costs,
•	The possibility of labor disruptions,
•	General global economic and political conditions,
•	Competitive products and substitute products,
•	Possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts,
•	Customer and competitor strategies,
•	Potential consolidation of competitors,
•	The impact of pricing and production decisions,
•	Competitive technology positions,
•	The introduction of trade barriers,
•	Service industry employment levels,
•	Fluctuations in currency exchange rates,
•	Operating interruptions,
•	The timing and amount of insurance recoveries,
•	The ability of the Company to renew or refinance credit facilities,
•	The extent to which the Company’s subsidiaries were to become unable to pay dividends to the Company,
•	Uncertainties associated with new product development,
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
•	The ultimate ability to utilize income tax attributes, the benefit of which has been recognized under the “more-likely-than-not” recognition criteria,
•	Potential difficulties in integrating completed or future acquisitions,
•	Decisions to sell operating assets other than in the ordinary course of business,
•	Environmental matters,
•	Government laws and regulations and possible changes therein,
•	The ultimate resolution of pending litigation, and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products, furniture components and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (In millions, except earnings per share)

	Three months ended December 31,		Year ended December 31,
	2006	2007	2006	2007
	(Unaudited)

Net sales	$44.1	$42.5	$190.1	$177.7
Cost of goods sold	34.4	33.2	143.6	132.5

Gross margin	9.7	9.3	46.5	45.2

Selling, general and administrative expense	6.2	6.1	26.1	25.8
Other operating income (expense):
Insurance recoveries	4.7	1.8	7.7	5.6
General corporate expenses, net	(5.9)	(10.6)	(24.2)	(31.3)
Facility consolidation expense	-	(1.9)	-	(2.7)
Other, net	-	(1.4)	-	(1.3)

Income (loss) from operations	2.3	(8.9)	3.9	(10.3)

General corporate items:
Interest and dividends	1.0	1.2	5.1	4.8
Securities transactions gains, net	.2	22.7	.3	22.7
Interest expense	(.1)	(.6)	(.2)	(.7)
	3.4	14.4	9.1	16.5

Equity in earnings (losses) of Kronos Worldwide, Inc.	14.9	.6	29.3	(23.9)

Income (loss) from continuing operations before
income taxes and minority interest	18.3	15.0	38.4	(7.4)

Provision for income taxes (benefit)	4.5	4.9	8.9	(8.3)
Minority interest in after-tax earnings	.4	.1	3.4	2.6

Income (loss) from continuing operations	13.4	10.0	26.1	(1.7)

Discontinued operations, net	.2	-	-	-

Net income (loss)	$13.6	$10.0	$26.1	$(1.7)

Basic and diluted net income (loss) per share	$.28	$.21	$.54	$(.04)

Basic and diluted weighted-average shares used in the calculation of net income (loss) per share	48.6	48.6	48.6	48.6

NL INDUSTRIES, INC.

COMPONENTS OF INCOME (LOSS) FROM OPERATIONS

(In millions)

 (Unaudited)

	Three months ended December 31,		Year ended December 31,
	2006	2007	2006	2007

CompX – component products	$3.8	$1.3	$20.6	$15.4
Insurance recoveries	4.7	1.8	7.7	5.6
Corporate expense	(5.9)	(10.6)	(24.2)	(31.3)
Other, net	(.3)	(1.4)	(.2)	-

Income (loss) from operations	$2.3	$(8.9)	$3.9	$(10.3)

CHANGE IN KRONOS’ TiO2 SALES
(Unaudited)

	Three months ended December 31, 2007 vs. 2006	Year ended December 31, 2007 vs. 2006
Percentage change in sales:
TiO2 product pricing	(5)%	(4)%
TiO2 sales volume	2%	1%
TiO2 product mix	-%	-%
Changes in foreign currency exchange rates	7%	5%

Total	4%	2%